Exhibit 99.1

Aleritas Capital Announces Personnel Changes

OVERLAND PARK, Kan.—(BUSINESS WIRE)— Brooke Credit Corporation d/b/a/ Aleritas Capital Corp. (OTCBB: BRCR; BRCRW; BRCRU) (“Aleritas”), announced the resignation of Chief Financial Officer Andrea Bielsker, effective April 30, 2008, although she will continue to work for Aleritas during a transition period.

Aleritas’ Chairman Robert D. Orr has assumed the duties of CFO and Aleritas’ President Michael S. Hess has assumed Mr. Orr’s responsibilities as Chief Executive Officer. On March 31, 2008, Mr. Orr and Mr. Hess joined Aleritas to assist the company during the current credit crunch.

Mr. Orr stated, “On behalf of the entire Aleritas organization, we are grateful for Andrea’s contributions and wish her well in her future endeavors.”

About the Company… Aleritas Capital Corp. is a specialty finance company that originates loans to insurance agencies and related businesses. Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by the Company with the Securities and Exchange Commission. A more complete description of the Company’s business is provided in the Company’s reports and registration statements, which are available from the Company without charge at www.aleritascapital.com or at www.sec.gov.

Contacts

The Equity Group Inc

Adam Prior, Vice President

212-836-9606

aprior@equityny.com

or

Media Inquiries:

Aleritas Capital

Jeff Wallace, 913-323-9214

jeff.wallace@aleritascapital.com